Exhibit 20.3


                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant          [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
   [X] Preliminary Proxy Statement
   [ ] Definitive Proxy Statement
   [ ] Confidential  for  Use of the  Commission  Only  (as  permitted  by  Rule
       14a-6(e)(2)
   [ ] Definitive Additional Materials
   [ ] Soliciting Material Pursuant to 14a-11(c) or Rule 14a-12

                            WEBCOR ELECTRONICS, INC.
                (Name of Registrant as Specified in its Charter)

                              Capston Network, Co.
                     (Name of Person Filing Proxy Statement)

Paymentof Filing Fee (Check  appropriate  box):
   [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a- 6(i)(1) or 14a-6(i)(2)
   [ ] $500 for each party to the  controversy  pursuant  to  Exchange  Act Rule
       14a-6(i)(3)
   [ ] Fee computed per Exchange Act Rules 14a-6(i)(4) and 0-11.
       (1)    Title of each class of securities to which transaction applies:
       (2)    Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:
       (4)    Proposed maximum aggregate value of transaction:
       (5)    Total fee paid:
   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identifying the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1)    Amount previously paid:
       (2)    Form, Schedule or Registration Statement No.:
       (3)    Filing Party:
       (4)    Date Filed:

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Dear Fellow Stockholders;

      You are cordially invited to attend a Special Meeting of the Stockholders (the "Meeting") of WEBCOR ELECTRONICS, INC., an inactive Delaware corporation ("Webcor" or the "Company"). The Meeting will be held at 10:00 a.m. on Tuesday, February 24, 1997, Gulfview in the Cardita Room of the Sheraton at Sand Key Resort, 1160 Gulf Blvd., Clearwater Beach, Florida.

     Webcor has not engaged in any business activities since filing a voluntary bankruptcy petition in February, 1989. At present, the Company has no assets, liabilities, management or ongoing operations. As a result, your Webcor shares have been worthless for several years. At the Meeting you will be asked to approve a plan (the "Plan") proposed by Capston Network Co. ("Capston"), a Stockholder of the Company whereby the Company will be restructured as a "clean public shell" for the purpose of effecting a business combination transaction with a suitable privately-held company that has both business history and operating assets.

     While the business combination transaction contemplated by the Plan may be structured as a merger or consolidation, Capston believes that the reverse takeover format will be most attractive to potential acquisition targets. Accordingly, Capston is seeking prior shareholder authorization for a reverse takeover transaction that will involve up to 4,500,000 shares of Common Stock. If the proposed business combination will involve the issuance of less than 4,500,000 shares to the owners of the privately-held company, then Capston intends to seek shareholder approval of the proposed transaction, without regard to whether such shareholder approval might be required under Delaware law.

      If this Plan is successfully implemented, you may be able to salvage some of the value that your Webcor shares once represented. However, there can be no assurance the Plan will be approved by shareholders or successfully implemented. Moreover, even if the Plan is approved and successfully implemented, there can be no assurance that the value of your Webcor shares will increase. In any event, Capston cannot go forward with the Plan without first obtaining stockholder approval. Therefore, it is critically important that you read the enclosed Proxy Statement and promptly mark your vote, sign and return your Proxy Card.

      While the elements of the Plan will be presented to Stockholders as separate proposals, the Plan is an integrated whole and if all elements of the Plan are not approved, Capston intends to abandon the Plan in its entirety. The specific matters to be considered by the Stockholders are:

1. To ratify the actions of Capston in (i) effecting a renewal, revival and restoration of the Company's Certificate of Incorporation; (ii) adopting amended by-laws to govern the business affairs of the Company, and (iii) filing the reports and other documents necessary to bring the Company current with respect to its reporting obligations under the Securities Exchange Act of 1934;

2. To elect a person designated by Capston to serve as the sole member of the Board of Directors until the 1998 annual Meeting of stockholders, or until her successor is elected and qualified;

3. To consider and vote upon proposed an Amendment to the Company's Certificate of Incorporation that will effect a reverse split of all issued and outstanding shares of Common Stock in the ratio of one (1) share of new Common Stock for each 11.5879 shares presently outstanding so that immediately thereafter the Company will have a total of 300,000 shares issued and outstanding;

4. To consider and vote upon a proposal to issue 200,000 shares of Common Stock to persons designated by Capston as compensation for services rendered in connection with the implementation of the Plan;

5. To consider and vote upon a proposal which will give the Board of Directors authority to pay an in-kind Finder's Fee to unrelated third party finders. who introduce the Company to a suitable acquisition prospect.

6. Consider and vote upon a proposal that will give the Board of Directors discretionary authority to (i) change the Company's name and (ii) issue up to 4,500,000 shares of Common Stock to unrelated third parties, all without prior stockholder approval, in connection with a business combination transaction of the type contemplated by the Plan; and

7. To consider and vote upon a proposed Amendment to the Company's Certificate of Incorporation that will increase the authorized capital stock of the Company to 25,000,000 shares of $0.01 par value Common Stock and 5,000,000 shares of $0.01 par value Preferred Stock.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO PROMPTLY MARK YOUR VOTE, SIGN, DATE, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AND YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR DESIRES. A STOCKHOLDER MAY REVOKE A PROXY BY DELIVERING TO CAPSTON A WRITTEN NOTICE OF REVOCATION, DELIVERING TO CAPSTON A SIGNED PROXY OF A LATER DATE OR APPEARING AT THE SPECIAL MEETING AND VOTING IN PERSON.

                               -------------------------------
                               Capston Network Co.
                                Sally A. Fonner,
                                    President

                            WEBCOR ELECTRONICS, INC.
                            1612 North Osceola Avenue
                            Clearwater, Florida 34615

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To Be Held on February 24, 1997

      Pursuant to 312(h) of the General Corporation Law of Delaware, notice is hereby given that a Special Meeting of the Stockholders of WEBCOR ELECTRONICS, INC., an inactive Delaware corporation ("Webcor" or the "Company"), will be held at 10:00 a.m. on Tuesday, February Gulfview 24, 1997, in the Cardita Room of the Sheraton at Sand Key Resort, 1160 Gulf Blvd., Clearwater Beach, Florida, for the following purposes:

1. To ratify the actions of Capston Network Co. ("Capston") in (i) effecting a renewal, revival and restoration of the Company's Certificate of Incorporation; (ii) adopting amended by-laws to govern the business affairs of the Company, and (iii) filing the reports and other documents necessary to bring the Company current with respect to its reporting obligations under the Securities Exchange Act of 1934;

2. To elect a person designated by Capston to serve as the sole member of the Board of Directors until the 1998 annual Meeting of stockholders, or until her successor is elected and qualified;

3. To consider and vote upon proposed an Amendment to the Company's Certificate of Incorporation that will effect a reverse split of all issued and outstanding shares of Common Stock in the ratio of one (1) share of new Common Stock for each 11.5879 shares presently outstanding so that immediately thereafter the Company will have a total of 300,000 shares issued and outstanding;

4. To consider and vote upon a proposal to issue 200,000 shares of Common Stock to persons designated by Capston as compensation for services rendered in connection with the implementation of the Plan;

5. To consider and vote upon a proposal which will give the Board of Directors authority to pay an in-kind Finder's Fee to unrelated third party finders. who introduce the Company to a suitable acquisition prospect.

6. Consider and vote upon a proposal that will give the Board of Directors discretionary authority to (i) change the Company's name and (ii) issue up to 4,500,000 shares of Common Stock to unrelated third parties, all without prior stockholder approval, in connection with a business combination transaction of the type contemplated by the Plan; and

7. To consider and vote upon a proposed Amendment to the Company's Certificate of Incorporation that will increase the authorized capital stock of the Company to 25,000,000 shares of $0.01 par value Common Stock and 5,000,000 shares of $0.01 par value Preferred Stock.

     A record of stockholders has been taken as of the close of business on January 20, 1997, and only those stockholders of record on that date will be entitled to notice of and to vote at the Meeting. A stockholders' list will be available commencing January 28, 1997, and may be inspected during normal business hours prior to the Meeting at the offices of the Company, 1612 North Osceola Avenue, Clearwater, Florida 34615.

      If you do not expect to be present at the Meeting, please ark your vote, sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope which has been provided for your convenience. The prompt return of proxies will ensure the presence of a quorum and save Capston the expense of further solicitation.

                                                             By Order of Capston
                                                                     Network Co.
                                                                Sally A. Fonner,
                                                                       President
                                                             Clearwater, Florida
                                                                January 13, 1997

                                 PROXY STATEMENT

      This proxy statement is being mailed to all known Stockholders of WEBCOR ELECTRONICS, INC. ("Webcor" or the "Company") commencing on or about January 28, 1997, in connection with the solicitation by Capston Network, Co. ("Capston") of proxies to be voted at a Special Meeting of Stockholders(the "Meeting") to be held in Clearwater Beach, Florida on Tuesday, February 24, 1997, and at any adjournment thereof. The Meeting has been called by Capston pursuant to 312(h) of the General Corporation Law of Delaware for the purpose of considering a plan proposed by Capston (the "Plan") whereby the Company will be restructured as a "clean public shell" for the purpose of effecting a business combination transaction with a suitable privately-held company.

     Proxies will be voted in accordance with the directions specified thereon and do not confer discretionary authority on any person. Any proxy on which no direction is specified will be voted in favor of all proposals. A Stockholder may revoke a proxy at any time prior to the start of the meeting by ensuring delivering to and receipt by Capston of a written notice of revocation, delivering to Capston a signed proxy of a later date or by appearing at the Meeting and voting in person.

     As of December 31, 1996, there were issued, outstanding and entitled to vote 3,476,370 shares of common stock of the Company ("Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented for consideration by the Stockholders. Under the Company's ByLaws, the presence, in person or by proxy, of shares entitled to cast a combined total of 1,157,631 votes will constitute a quorum. According to the Company's annual report on Form 10-K for fiscal year ended March 31, 1988, there are 779 stockholders entitled to vote. With the exception of Capston Network Company, no stockholders has indicated a pre-approval of the proposals described in this proxy.

      In connection with the reinstatement of the Company's Charter, Capston adopted amended by-laws for the conduct of the Company's business, subject to the approval and ratification of the Stockholders. There are three material changes in the amended by-laws. First, under the amended by-laws adopted by Capston, the presence, in person or by proxy, of one-third (1/3) of the total number of shares entitled to vote at the Meeting will constitute a quorum rather a majority of the total number of shares entitled to vote at the meeting. The amendment, Article II, Section 5.
Quorum: Adjournment, reads as follows:

     With respect to any matter, a quorum shall be present at a meeting of stockholders if the holders of at least on-third (1/3) of the shares entitled to vote on that matter are represented at the meeting in person or by proxy. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time without notice other than announcement at the meeting, until a quorum shall be present or represented.

The second material change is the provision that permits voting by implied consent under certain circumstances and that amendment, Article II, Section 11. Method of Giving

Consent, Approval, etc., reads as follow:

   Any vote, consent, approval, ratification or disapproval required by these by-laws may be given as follows:

      (a) by a written Consent executed by the consenting Stockholder, provided that such Consent shall not have been withdrawn by the Consenting Stockholder by Notification to the Company at or prior to the time of the doing of such act or thing; or (b)by the affirmative vote by the Consenting Stockholder to the doing of the act or thing for which the Consent is solicited at any meeting called and held pursuant to these by-laws to consider the doing of such act or thing. (c)by failing to respond, within the time set forth in a Notice which specifies (i) the specific act or proposal for which Consent is being requested by the Company; (ii) that the Company intends to rely on the provisions of this Section 11(c) in determining whether the requisite percentage in interest of the Stockholders has consented to the specific act or proposal; and (iii) a Record Date not less than 20 days after the date of the Notice on which the specific act or proposal will be deemed approved unless at least 10% in Interest of the Stockholders object in writing prior to such Record Date.

The third material change is the addition of Article VIII, Indemnification, which reads as follows:

      Section 1. Mandatory Indemnification of Directors and Officers. Each person who at any time is or was a director or officer of the Corporation, and who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding," which shall include any appeal in such a Proceeding, and any inquiry or investigation that could lead to such a Proceeding), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Corporation to the fullest extent authorized by the General Corporation Law of Delaware as the same exists or may hereafter be amended from time to time (the "GCLD"), or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the Corporation to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Corporation to provide), against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by such person in connection with such Proceeding. The Corporation's obligations under this Section include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification. Expenses incurred in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted, and only in compliance with, the GCLD or any other applicable laws as may from time to time be in effect. The Corporation's obligation to indemnify or to prepay expenses under this Section shall arise, and all rights granted hereunder shall vest, at the time of the occurrence of the transaction or event to which such proceeding relates, or at the time that the action or conduct to which such proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such proceeding is first threatened, commenced or completed. Notwithstanding any other provision of the Articles of Incorporation or these Bylaws, no action taken by the Corporation, either by amendment of the Articles of Incorporation or these Bylaws or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under this Section 1 which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is taken.

     Section 2. Permissive Indemnification of Employees and Agents. The rights to indemnification and prepayment of expenses which are conferred to the Corporation's directors and officers by Section 1 of this Article VIII may be conferred upon any employee or agent of the Corporation if, and to the extent, authorized by its Board of Directors.

     Section 3. Indemnity Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the GCLD. Without limiting the power of the Corporation to procure or maintain any kind of insurance or other arrangement, the Corporation may, for the benefit of persons indemnified by the Corporation (1) create a trust fund,
     (2) establish any form of self-insurance, (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation, or (4) establish a letter of credit, guaranty or surety arrangement.

      Capston has engaged the public accounting firm of Want & Ender, C.P.A. of New York, New York to audit the Company's financial statement for the period ending November 13, 1996, and the years ending every year from March 31,1989 to March 31,1996. Capston has also retained the firm of Want & Ender as auditors of various other companies, but has no other relationship with the firm. Ms. Fonner has no relationship with the firm of Want & Ender. A representative from the firm of Want & Ender will attend the meeting and be available to answer questions from stockholders.

Corporate Background Information

       Webcor conducted an initial public offering of its Common Stock in April of 1982 pursuant to a Form S-1 Registration Statement under the Securities Act of 1933 (the "Securities Act") that was declared effective by order of the Securities and Exchange Commission (the "SEC") on May 1, 1982. In connection with an application to list its Common Stock on the AMS system, the Company also registered its Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Company remained current with respect to its reporting obligations under the Exchange Act until 1989, when its last annual report on Form 10-K was filed with the SEC.

       After pursuing its business for several years, Webcor filed a voluntary petition under Chapter 11 of the Bankruptcy Act on February 1, 1989. This proceeding was filed in with the U.S. Bankruptcy Court for the Eastern District of New York and designated as Case # 89-10328. On October 1, 1990, the Company's Chapter 11 case was voluntarily converted to a case in Chapter 7 which resulted in the orderly liquidation of all corporate assets and the use of the proceeds to repay the Company's creditors. On November 13, 1996 the Company's case under Chapter 7 was closed by an order of the Court. As a result of the Bankruptcy, the Company has no assets, liabilities, management or ongoing operations and has not engaged in any business activities since February 1989.

      During the pendancy of the Bankruptcy, the Company did not file franchise tax returns with and pay the required franchise taxes to the State of Delaware. As a result, the Company's corporate charter was revoked by order of the Secretary of State of the State of Delaware on March 1, 1991. Similarly, the Company did not file with the SEC either (a) the regular reports that are required of all companies that have securities registered under the Exchange Act, or (b) a certification on Form 15 terminating its registration under the Exchange Act. As a result, the Company remained a Registrant under the Exchange Act but was seriously delinquent in its SEC reporting obligations. According to the National Quotation Bureau, the last published quotation for the Company's Common Stock was posted by Carr Securities, Inc., one of the Company's market makers, on October 15, 1996. At that time, the published quote was $0.00 bid and $0.10 asked. There have been no published quotations for the Company's Common Stock since October 15, 1996.

     Acting in its capacity as a Stockholder of the Company, and without first receiving any consent, approval or authorization of any officer, director or other Stockholder of the Company, Capston effected a renewal, revival and restoration of the Company's certificate of incorporation pursuant to Section 312 of the General Corporation Law of the State of Delaware. In general, Section 312 provides that any corporation may "procure an extension, restoration, renewal or revival of its certificate of incorporation, together with all the rights, franchises, privileges and immunities and subject to all of its duties, debts and liabilities which had been secured or imposed by its original certificate of incorporation" upon compliance with certain procedural requirements.

       After reviewing the applicable files, Capston determined that the only debt of the Company that was "secured or imposed by its original certificate" was the obligation of Webcor to pay its Delaware taxes. Therefore, Capston paid all past due franchise taxes on behalf of the Company and then filed a Certificate of Renewal, Revival, Extension and Restoration of the Company's Certificate of Incorporation on behalf of the Company under the authority granted by Section 312(h). The total out-of-pocket costs paid by Capston incurred in connection with the restoration of the Company's charter was $450. This Certificate was filed in the office of the Secretary of State of the State of Delaware on December 26, 1996 and at the date of this Proxy Statement the Company is lawfully incorporated, validly existing and in good standing under the laws of the State of Delaware.

Proposed Operations

       While the Company has no assets, liabilities, management or ongoing operations and has not engaged in any business activities since February 1989, Capston believes that it may be possible to recover some value for the Stockholders through the adoption and implementation of a Plan whereby the Company will be restructured as a "clean public shell" for the purpose of effecting a business combination transaction with a suitable privately-held company that has both business history and operating assets.

      Capston   believes   the   Company   will  offer   owners  of  a  suitable
privately-held company the opportunity to acquire a controlling ownership interest in a public company at substantially less cost than would otherwise be required to conduct an initial public offering. Nevertheless, Capston is not aware of any empirical statistical data that would independently confirm or quantify Capston's beliefs concerning the perceived value of a merger or acquisition transaction for the owners of a suitable privately-held company. The owners of any existing business selected for a business combination with the Company will incur significant costs and expenses, including the costs of preparing the required business combination agreements and related documents, the costs of preparing the a Current Report on Form 8-K describing the business combination transaction and the costs of preparing the documentation associated with any future reporting under the Exchange Act and registrations under the Securities Act.

      If the Plan is approved by the Stockholders, the Company will be fully reactivated and then used as a corporate vehicle to seek, investigate and, if the results of such investigation warrant, effect a business combination with a suitable privately-held company or other business opportunity presented to it by persons or firms that seek the perceived advantages of a publicly held corporation. The business operations proposed in the Plan are sometimes referred to as a "blind pool" because Stockholders will not ordinarily have an opportunity to analyze the various business opportunities presented to the Company, or to approve or disapprove the terms of any business combination transaction that may be negotiated by Capston on behalf of the Company. Consequently, the Company's potential success will be heavily dependent on the efforts and abilities of Capston and its officers, directors and consultants, who will have virtually unlimited discretion in searching for, negotiating and entering into a business combination transaction. Capston and its officers, directors and consultants have had limited experience in the proposed business of the Company. Although Capston believes that the Company will be able to enter into a business combination transaction within 12 months after the approval of the Plan by the Stockholders, there can be no assurance as to how much time will elapse before a business combination is effected, if ever. The Company will not restrict its search to any specific business, industry or geographical location, and the Company may participate in a business venture of virtually any kind or nature.

      Capston and its officers, directors and consultants anticipate that the selection of a business opportunity for the Company will be complex and extremely risky. Because of general economic conditions, rapid technological advances being made in some industries, and shortages of available capital, Capston believes that there are numerous privately-held companies seeking the perceived benefits of a publicly traded corporation. Such perceived benefits may include facilitating debt financing or improving the terms on which additional equity or may be sought, providing liquidity for the principals of the business, creating a means for providing incentive stock options or similar benefits to key employees, providing liquidity for all stockholders and other factors.

      Potential business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Capston anticipates that the Company will be able to participate in only one business venture. This lack of diversification should be considered a substantial risk inherent in the Plan because it will not permit the Company to offset potential losses from one venture against gains from another. Moreover, due to the Company's lack of any meaningful financial, managerial or other resources, Capston believes the Company will not be viewed as a suitable business combination partner for either developing companies or established business that are in need of substantial additional capital.

Acquisition of Opportunities

      In implementing a particular business combination transaction, the Company may become a party to a merger, consolidation, reorganization, joint venture, franchise or licensing agreement with another corporation or entity. It may also purchase stock or assets of an existing business. After the consummation of a business combination transaction, it is likely that the present Stockholders of the Company will only own a small minority interest in the combined companies. In addition, as part of the terms of the acquisition transaction, all of the Company's officers and directors will ordinarily resign and be replaced by new officers and directors without a vote of the Stockholders. Capston does not intend to obtain the approval of the Stockholders prior to consummating any acquisition other than a statutory merger that requires a Stockholder vote. Capston and its officers, directors and consultants do not intend to sell any shares held by them in connection with a business acquisition.

      It is anticipated that any securities issued in a business combination transaction will be issued in reliance on exemptions from registration under applicable Federal and state securities laws. In some circumstances, however, as a negotiated element of a business combination, the Company may agree to register such securities either at the time the transaction is consummated or at some specified time thereafter. The issuance of substantial additional securities and their potential sale into any trading market that may develop may have a depressive effect on such market. While the actual terms of a transaction to which the Company may be a party cannot be predicted, it may be expected that the parties to the business transaction will find it desirable to avoid the creation of a taxable event and thereby structure the acquisition in a so called "tax free" reorganization under Sections 368(a)(1) or 351 of the Internal Revenue Code of 1986, as amended (the "Code"). In order to obtain tax free treatment under the Code, it may be necessary for the owners of the acquired business to own 80% or more of the voting stock of the surviving entity. In such event, the stockholders of the Company would retain less than 20% of the issued and outstanding shares of the combined companies, which could result in significant dilution in the equity of such stockholders. The Company intends to structure any business combination in such manner as to minimize Federal and state tax consequences to the Company and any target company.

      As part of the Company's investigation of potential business opportunities, Capston and its officers, directors and consultants will ordinarily meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis or verification of certain information provided, check reference of management and key personnel, and take other reasonable investigative measures, to the extent of the Company's limited resources and Capston's limited expertise. The manner in which the Company participates in an opportunity will depend on the nature of the opportunity, the respective needs and desires of the Company and other parties and the relative negotiating strength of the Company and such other management.

      With respect to any business combination negotiations, Capston will ordinarily focus on the percentage of the Company which target company stockholders would acquire in exchange for their ownership interest in the target company. Depending upon, among other things, the target company's assets and liabilities, the Company's stockholders will in all likelihood only own a small minority interest in the combined companies upon completion of the business combination transaction. Any business combination effected by the Company can be expected to have a significant dilutive effect on the percentage of shares held by the Company's current Stockholders.

      Upon completion of a business combination transaction, there can be no assurance that the combined companies will have sufficient funds to undertake any significant development, marketing and manufacturing activities. Accordingly, the combined companies may be required to either seek additional debt or equity financing or obtain funding from third parties, in exchange for which the combined companies might be required to issue a substantial equity position. There is no assurance that the combined companies will be able to obtain additional financing on terms acceptable to the combined companies.

      It  is   anticipated   that  the   investigation   of  specific   business
opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision is made not to participate in a specific business opportunity the costs incurred in the related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss of the Company of the related costs incurred.

Exemption from Rule 419

      As an existing Registrant under the Exchange Act, the Company's proposed activities are not subject to SEC Rule 419 which was adopted to strengthen the regulation of "blind pool" companies which Congress has found to have been common vehicles for fraud and manipulation in the penny stock market. The
Company is not subject to Rule 419 because it is not offering stock to the public in an offering registered under the Securities Act. Accordingly, Stockholders are not entitled to the substantive protection provided by Rule 419.

Fees to Capston and Others

      Expense Reimbursement. No cash compensation has been paid or accrued to Capston or any of its officers, director or consultants to date. Under the Plan, Capston and its officers, directors and consultants will be entitled to reimbursement for the actual out-of-pocket expenses incurred in connection with the reinstatement of the Company's certificate of incorporation, the preparation and filing of the Company's reports under the Exchange Act and the negotiation of a business combination transaction, but they will not be entitled to any cash compensation in connection with services rendered prior to the closing of a business combination. Moreover, any such reimbursement will be subject to the express approval of the owners of the business opportunity acquired by the Company.

      Stock Issuance. Subject to Stockholder approval, the Company intends file a Form S-8 Registration Statement under the Securities Act to register 200,000 shares of Common Stock that will be issuable to persons designated by Capston as compensation for services rendered in connection with the implementation of the Plan. Therefore, if Capston is successful in arranging a business combination for the Company, approximately forty percent (40%) of the net value derived by the Company's Stockholders will vest in Capston and its officers, directors and consultants and the remaining sixty percent (60%) will inure to the benefit of the existing Stockholders of the Company.

      Finder's Fees. As is customary in the industry, the Company may pay a finder's fees to unrelated third parties who introduce the Company to a suitable acquisition prospect. If any such fee is paid, it will be approved by the Company's Board of Directors and will be in accordance with the standards discussed below. Finder's fees are customarily between 1% and 5% of the total transaction value, based upon a sliding scale of the amount involved. The traditional "Lehman Formula" for calculating finder's fees is 5% of the first $1 million in transaction value, plus 4% of the second $1 million, plus 3% of the third $1 million, plus 2% of the fourth $1 million plus 1% of any transaction value in excess of $4 million. In Capston's opinion, the traditional Lehman Formula finder's fee minimizes the economic incentive of finder's who are involved in larger transactions. Therefore, if the Plan is approved by Stockholders, Capston intends to offer a "reversed stretched Lehman fee" to unrelated third party finders who introduce the Company to a suitable acquisition prospect. Under the reversed stretched Lehman formula proposed by Capston, the finder will receive 1% of the first $2 million in transaction value, 2% of the second $2 million in transaction value, 3% of the third $2 million in transaction value, 4% of the fourth $2 million in transaction value and 5% of any transaction value in excess of $8 million. Since the Company does not have sufficient financial resources to pay such a finder's fee in cash, it is anticipated that any finder's fees will be paid with shares of the Company's Common Stock which may be registered under the Securities Act prior to issuance. Notwithstanding the foregoing, no finder's fees will be paid to Capston or any of its officers, directors, employees, agents or affiliates without the prior consent of the Stockholders.

RISK FACTORS

      The Plan proposed by Capston involves a high degree of risk. Stockholders should carefully consider the following factors, among others, before executing the form of Proxy enclosed herewith.

     No Recent Operating History. The Company has no assets, liabilities, management or ongoing operations and has not engaged in any business activities since February 1989. Even if the Capston Plan is approved by the Stockholders, the Company will be subject to all of the risks inherent in the commencement of a new business enterprise with new management. There can be no assurance that the Company will be able to acquire an operating business or that such business if acquired, will prove to be profitable. Although Capston and its officers, directors and consultants have had experience with respect to business acquisitions, the Company has no recent operating history to aid stockholders in making an informed judgment regarding the merits of the Plan. As of the date of this Proxy Statement, Capston has not entered into any arrangement for, nor is it presently negotiating with respect to, an acquisition of any operating business.

      No Specific Acquisition Plans. The Company intends to engage as soon as is reasonably possible, in the search for and evaluation of potential acquisition opportunities, but it will not engage in the business of investing, reinvesting, owning, holding, or trading securities. Capston has made no specific acquisition plans and no specific industry or area of business has been selected for investment. There is no assurance Capston and its officers, directors and consultants will possess the experience and skills necessary to make an informed judgment about any business or industry that may be chosen. Accordingly, the nature of the Plan involves an extremely high degree of risk and the Common Stock is not a suitable investment for anyone who cannot afford the loss of his entire investment.

      Blind Pool. Inasmuch as Capston has not contemplated the acquisition of any specific operating business, the Company's proposed business will, in fact, be a Blind Pool over which Stockholders will have no control. It is anticipated that under most circumstances stockholders will not be afforded the opportunity to pass upon the merits of any business opportunity that the Company may ultimately acquire and, therefore, Stockholders must rely upon the abilities of Capston and its officers, directors and consultants.

      Limited Assets of the Company. As of the date of this Proxy Statement, the Company has no substantial assets and it is not anticipated that the Company will acquire any substantial assets other than the assets of any business opportunity it may acquire. Any business activity the

Company may eventually undertake will require substantial capital. Since the Company does not know which type of business it will acquire or the capital requirements for such business, there can be no representations respecting the future capital needs of the Company.

       Potential Need for Additional Financing. Capston intends to advance funds from time to time to help defray the Company's operating costs, including the cost of professionals retained by the Company, costs associated with complying with filing requirements of the SEC and costs associated with investigating and evaluating proposed acquisitions. These advances will be recorded as liabilities on the books of the Company and will be reimbursed to Capston upon successful completion of a business combination transaction. There is no assurance that Capston will have sufficient resources to advance all required expenses and if Capston's resources are insufficient, the Company may be required to seek capital. No assurance can be given that the Company will be able to obtain additional capital or, that any funds will be available on terms acceptable to the Company.

      Intense Competition. The Company is and will continue to be an insignificant participant in the business of seeking business opportunities. A large number of established and well-financed entities, including venture capital firms, have recently increased their merger and acquisition activities, especially among companies active in high technology fields. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company will be at a competitive disadvantage in identifying suitable acquisition candidates and concluding a business combination transaction.

      Dependence on Part-Time Management. The Company has no employees as of the date hereof. Accordingly, the Company's success will be largely dependent on the decisions made by Capston and its officers, directors and consultants, none of whom will devote their full time to the affairs of the Company.

       Experience of Capston. Although Capston and its officers, directors and consultants have general business, finance and acquisition experience, Stockholders should be aware that Capston and its officers, directors and consultants are not expected to have any significant experience in operating such business as the Company might choose to acquire. Accordingly, the Company will be required to obtain outside professionals to assist them initially in assessing the merits and risks of any proposed acquisition and thereafter in operating any acquired business. No assurance can be made that the Company will be able to obtain such assistance on terms acceptable to the Company.

      No Assurance of Acquisition of Operating Entity. Although the Company proposes to combine with an existing, privately held business which may or may not be profitable but which is believed to have profitable growth potential (irrespective of the industry in which such company engages) and although Capston has received inquires from several companies seeking to combine with publicly held "shells" and/or blind pools, neither the Company nor Capston has solicited any proposals regarding the Company's combination with another business. There are no assurances that Capston and its officers, directors and consultants will be able to locate a suitable combination partner or that a combination can be structured on terms acceptable to the Company.

       Control of Combination Procedure by Capston. A combination of the Company with another entity may be structured as a merger or consolidation or involve the direct issuance of the Company's Common Stock in exchange for the other company's stock or assets. The General Corporation Law of Delaware requires the affirmative vote of the holders of at least a majority of the outstanding shares of a Delaware corporation's capital stock to approve a merger or consolidation, except in certain situations in which no vote of the stockholders is necessary. Since stockholder approval is not required in connection with the issuance of stock in exchange for stock or assets and since the Plan will specifically authorize the issuance of up to 4,500,000 shares of Common Stock, without prior Stockholder approval, in connection with a business combination transaction, it is anticipated that Capston will have complete control over the Company's combination policies and procedures.

      Dilution Resulting from Combination. It is anticipated that any entity which satisfies the Company's combination suitability standards will possess assets and other indicia of value substantially greater than those of the Company. Consequently, any combination will almost certainly result in a substantial dilution in the percentage of equity ownership and voting power of holders of the Company's Common Stock as stockholders of the combined enterprise. In the aggregate, holders of the Company's Common Stock will probably own a small minority percentage of the combined enterprise's voting securities, with a concomitant reduction in their power to elect directors and otherwise to influence management policy.

      Likely Change in Control. The successful completion of a merger or acquisition will likely result in a change of control resulting from the issuance of a large number of shares of the Company's authorized and unissued Common Stock. Any such change in control is also likely to result in the resignation or removal of the Company's present Officers and Directors. In such an event, no assurance can be given as to the experience or qualification of such persons either in the operation of the Company's activities or in the operation of the business, assets or property being acquired, although it is likely that successor management will have greater experience in the business of the combined companies than Capston and its advisors.

      No Market Research. The Company has neither conducted nor have others made available to it results of market research concerning the availability of potential business opportunities. Therefore, Capston and its advisors can offer no assurances that market demand exists for an acquisition or merger as contemplated by the Company. Capston and its advisors have not identified any particular industry or specific business within an industry for evaluation by the Company. There is no assurance the Company will be able to acquire a business opportunity on favorable terms

      Lack of Diversification. In the event the Capston and its advisors are successful in identifying and evaluating a suitable business opportunity, the Company will in all likelihood be required to issue its Common Stock in an acquisition or merger transaction. Inasmuch as the Company's cash is limited and the issuance of additional Common Stock will result in a dilution of interest for present stockholders, it is unlikely the Company will be capable of negotiating more than one acquisition or merger. Consequently, the Company's lack of diversification may subject it to economic fluctuation within a particular industry in which an acquired enterprise conducts business.

      Potential Conflicts of Interest. Capston and its advisors are all engaged full-time in other business activities, some of which may be competitive with the proposed business activities of the Company. In particular, Capston's principal business involves the restructuring of defunct public companies as clean public shells for the purpose of effecting business combination with a suitable operating companies. To the extent that Capston and its advisors have fiduciary duties to such other business activities, possible conflicts of interest may arise or may appear to exist in respect to the possible diversion of corporate opportunities to other entities with which they are or may become associated. No assurance can be given that any such potential conflicts of interest will not cause the Company to lose potential opportunities.

     No Market Maker. The Company's securities may be quoted on NASD's Electronic Bulletin Board which reports quotations by brokers or dealers making a market in particular securities. The Company has no agreement with any broker or dealer to act as a market maker for the Company's securities and there is no assurance Capston and its advisors will be successful in obtaining a market maker.

      No Assurance of Public Market. Prior to this Proxy Statement, there has been no public market for the Common Stock and there is no assurance that a public market will ever develop. If a trading market does in fact develop for the Common Stock, there is a possibility that it will not be sustained and Stockholders may have difficulty in selling their Common Stock in the future at any price.

      Possible Issuance of Additional Shares. If the Plan is approved by the Stockholders, the Company's Certificate of Incorporation will authorize the issuance of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Any Preferred Stock that is subsequently issued by the Company may be subject to conversion into Common Stock on terms approved by the Board of Directors. If the Plan is approved by the Stockholders, approximately 98% of the Company's authorized shares of Common Stock will remain unissued. The Plan specifically contemplates the issuance of up to 4,500,000 shares of Common Stock to unrelated third parties in connection with a business combination transaction. Moreover, after completion of a business combination, the Board of Directors of the combined companies will have the power to issue additional shares of Common Stock without stockholder approval. Although the Company currently has no commitments, contracts or intentions to issue any additional shares, Stockholders should be aware that any such issuance may result in a reduction of the book value or market price, if any, of the outstanding shares of Common Stock. If the Company issues additional shares, such issuances will also cause a reduction in the proportionate ownership and voting power of all other Stockholders. Further, any new issuance of shares of Common Stock may result in a change of control of the Company. If any acquisition resulted in a change of control, there can be no assurance as to the experience or qualifications of those new persons involved in either the management of the Company or of the business being acquired. In that event, future operations of the Company and the payment of dividends, if any, would be wholly dependent upon such persons.

     No Assurance of Dividends. The Company has not paid any dividends upon its Common Stock, and by reason of its present financial status and its contemplated financial requirements, does not contemplate paying any dividends in the foreseeable future.

RATIFICATION OF REINSTATEMENT, BY-LAWS AND SEC FILINGS

     Acting in its capacity as a Stockholder of the Company, and without first receiving any consent, approval or authorization of any officer, director or other Stockholder of the Company, Capston effected a renewal, revival and restoration of the Company's certificate of incorporation pursuant to Section 312 of the General Corporation Law of the State of Delaware. In general, Section 312 provides that any corporation may "procure an extension, restoration, renewal or revival of its certificate of incorporation, together with all the rights, franchises, privileges and immunities and subject to all of its duties, debts and liabilities which had been secured or imposed by its original certificate of incorporation" upon compliance with certain procedural requirements.

       After reviewing the applicable files, Capston determined that the only debt of the Company that was "secured or imposed by its original certificate" was the obligation of Webcor to pay its Delaware taxes. Therefore, Capston paid all past due franchise taxes on behalf of the Company and then filed a Certificate of Renewal, Revival, Extension and Restoration of the Company's Certificate of Incorporation on behalf of the Company. This Certificate was filed in the office of the Secretary of State of the State of Delaware on December 26, 1996 and at the date of this Proxy Statement the Company is lawfully incorporated, validly existing and in good standing under the laws of the State of Delaware.

      In connection with the reinstatement of the Company's Charter, Capston adopted amended by-laws for the conduct of the Company's business, subject to the approval and ratification of the Stockholders. Under the amended by-laws adopted by Capston, the presence, in person or by proxy, of one-third (1/3) of the total number of shares entitled to vote at the Meeting will constitute a quorum.

     Acting in its capacity as a Stockholder of the Company, and without first receiving any consent, approval or authorization of any officer, director or other Stockholder of the Company, Capston filed with the SEC an omnibus Annual Report on Form 10-K for the fiscal years ended March 31, 1988. In connection therewith, Capston advanced all of the costs and expenses associated with the preparation of audited financial statements for the Company, together with all of the filing fees due to the SEC. As a result of these actions, the Company has been brought current with respect to its reporting obligations under the Exchange Act and is once again in compliance with applicable SEC regulations respecting reporting.

Stockholders Entitled to Vote and Vote Required.

      Reinstatement of Charter. Since the actions of Capston in effecting a renewal, revival and restoration of the Company's certificate of incorporation were not previously authorized by the Company's Officers, Directors or Stockholders, it is necessary for the Stockholders to ratify and adopt such actions by a majority vote The affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting is required to ratify Capston's Reinstatement of the Company's Charter. In conformity with Article II, Section 11 of the Company's amended by-laws, the failure to appear in person or by proxy and vote on matters presented to the Meeting will be treated as a vote FOR all proposals unless the holders of least 10% of the Company's outstanding Common Stock appear in person or by proxy and vote AGAINST the proposal. Executed proxies that are marked "Abstain" and broker non-votes will be counted as votes against the proposal.

      Adoption of By-Laws. Since the actions of Capston in adopting new by-laws for the Company were not previously authorized by the Company's Officers, Directors or Stockholders, it is necessary for the Stockholders to ratify and adopt such actions by a majority vote The affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting is required to ratify Capston's adoption of new by-laws for the Company In conformity with Article II, Section 11 of the Company's amended by-laws, the failure to appear in person or by proxy and vote on matters presented to the Meeting will be treated as a vote FOR all proposals unless the holders of least 10% of the Company's outstanding Common Stock appear in person or by proxy and vote AGAINST the proposal. Executed proxies that are marked "Abstain" and broker non-votes will be counted as votes against the proposal.

      Filing of SEC Reports. Since the actions of Capston in preparing and filing an omnibus Annual Report on From 10-K for the fiscal years ended March 31, 1988 were not previously authorized by the Company's Board of Directors or Stockholders, it is necessary for the Stockholders to ratify and adopt such actions by a majority vote. The affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting is required to ratify Capston's filing of an omnibus Annual Report on From 10-K for the fiscal years ended March 31, 1988. In conformity with Article II, Section 11 of the Company's amended by-laws, the failure to appear in person or by proxy and vote on matters presented to the Meeting will be treated as a vote FOR all proposals unless the holders of least 10% of the Company's outstanding Common Stock appear in person or by proxy and vote AGAINST the proposal. Executed proxies that are marked "Abstain" and broker non-votes will be counted as votes against the proposal.

CAPSTON ASKS ALL STOCKHOLDERS TO APPROVE EACH OF THE FOREGOING PROPOSALS. THE PROXY ENCLOSED HEREWITH WILL BE VOTED FOR EACH PROPOSAL UNLESS THE STOCKHOLDER SPECIFICALLY VOTES AGAINST ONE OR MORE PROPOSAL OR EXPRESSLY ABSTAINS FROM VOTING. SINCE CAPSTON HAS PROPOSED THE PLAN AS AN INTEGRATED WHOLE, CAPSTON INTENDS TO ABANDON THE PLAN IN ITS ENTIRETY IF ALL ELEMENTS OF THE PLAN ARE NOT APPROVED BY THE STOCKHOLDERS.

ELECTION OF DIRECTORS

      The by-laws of the Company provide that the Company shall have not less than one (1) nor more than nine (9) Directors, the exact number to be fixed by the Board of Directors from time to time. Since Capston only effected a renewal, revival and restoration of the Company's certificate of incorporation in December of 1996, there are presently no members of the Board of Directors and it will be necessary to appoint at least one person to serve as a director of the Company to serve, subject to the provisions of the by-laws of the Company, until the 1998 annual Meeting of the Stockholders, and until the election and qualification of a successor board of directors. Capston's sole nominee for membership on the Board of Directors is Ms. Sally A. Fonner, the principal stockholder and president of Capston. A brief account of Ms. Fonner's business experience and education follows:

      Ms. Sally A. Fonner, age 48, has been an independently employed business consultant for most of the past fifteen years. She graduated from Stephens University in 1969 with a Bachelor of Arts Degree in Social Systems. After a stint in the private sector, Ms. Fonner returned to further her education and obtained her MBA Degree from the Executive Program of the University of Illinois in 1979. In many of her assignments as a business consultant, she is frequently engaged in dealings which involve financiers and large monetary transactions. Currently, Ms. Fonner has been engaged for the last two years in the complex area of financing rehabilitation providers.

       Board and Committee Activity, Structure and Compensation. As Capston's representative, Ms. Fonner will receive no compensation for serving on the Board of Directors, although she will likely be allocated a substantial portion of the 200,000 compensation shares provided for in the Plan. After the completion of a business combination transaction, directors who are not a salaried employees of the Company will likely receive a cash stipend for attending Meetings of the Board, together with reimbursement for expenses incurred in connection with attending each such Meeting. The Company does not currently have any standing committees; however, it is expected that the Board will likely designate an Executive Committee, a Compensation Committee and an Audit Committee after the completion of a business combination transaction.

Stockholders Entitled to Vote and Vote Required.

      Directors will be elected by a plurality of the votes cast by the holders of all shares of Common Stock entitled to vote at the Meeting. Abstentions and broker non-votes will be disregarded in the tabulation of votes for the election of Directors.

CAPSTON ASKS ALL STOCKHOLDERS TO VOTE FOR THE ELECTION OF MS. FONNER TO SERVE AS THE SOLE DIRECTOR OF THE COMPANY UNTIL THE 1998 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY ENCLOSED HEREWITH WILL BE VOTED FOR EACH PROPOSAL UNLESS THE STOCKHOLDER SPECIFICALLY VOTES AGAINST ONE OR MORE PROPOSALS OR EXPRESSLY ABSTAINS FROM VOTING. SINCE CAPSTON HAS PROPOSED THE PLAN AS AN INTEGRATED WHOLE, CAPSTON INTENDS TO ABANDON THE PLAN IN ITS ENTIRETY IF ALL ELEMENTS OF THE PLAN ARE NOT APPROVED BY THE STOCKHOLDERS.

PROPOSED REVERSE SPLIT

     At the date of this Proxy Statement, the Company has an aggregate of 3,476,370 shares of Common Stock issued and outstanding. Since (i) Capston believes that the owners of a suitable target company will ordinarily want to control between 80% and 90% of the Company's Common Stock upon the completion of a business combination transaction, and (ii) Capston believes an ultimate capitalization in the 2,500,000 to 5,000,000 share range is ideal for a small public Company, Capston believes that it will be in the best interest of the Company and its Stockholders to reduce the number of outstanding shares to approximately 300,000 shares by means of a reverse split. Capston believes such action will optimize the number of shares issued and outstanding after a business combination transaction, result in a higher reported market price for the Common Stock of the combined companies, and reduce the market volatility of the Common Stock of the combined companies. These changes, in turn, are expected to enhance the overall perception of the Common Stock among institutional investors and larger brokerage firms. These goals, if achieved, are expected to enhance the Company's ability to raise additional equity capital, and attract new market makers and institutional stockholders.

      Capston believes that the proposed reverse split will be beneficial to the Company by significantly reducing the number of issued and outstanding shares of Common Stock, reducing the expected level of price volatility, and otherwise stabilizing the anticipated market price of the Common Stock. Capston also believes the proposed reverse split would increase the Company's posture and relative worth of its shares in the eyes of the investment community, although there is a risk that the market may not adjust the price of the Company's Common Stock by the ratio of a reverse split. Capston is aware of instances where only modest price appreciation per share has resulted from a reverse stock split. Trading in the Common Stock thereafter will be at prices determined by supply and demand and prevailing market conditions, which will not necessarily result in the Common Stock of the Company maintaining a market price in proportion to the reverse split effected.

      The Common Stock is currently registered under Section 12(g) of the Exchange Act, and as a result, the Company is subject to the periodic reporting and other requirements of the Act. The proposed reverse split will not effect the registration of the Common Stock under the Act, and the Company has no present intention of terminating its registration under the Act in order to become a "private" company.

      Other than the decrease in the total shares to be outstanding, no substantive changes are being made in the rights of Common Stock. Accordingly, upon the Effective Date of a reverse split, each holder of record of new shares would be entitled to one vote for each new share held at each Meeting of the Stockholders in respect to any matter on which Stockholders have the right to vote. Stockholders have no cumulative voting rights, nor will they have the preemptive right to purchase any additional shares of Common Stock. Holders would be entitled to receive, when and as declared by the Company's Board of Directors, out of earnings and surplus legally available therefor, any dividends payable either in cash, in property or in shares of the capital stock of the Company.

     No fractional new shares will be issued. Each holder of less than 11.5879 shares, after exchange of all other old shares held by the holder, will be issued one (1) new share in exchange for such remaining old shares.

      As soon as practical after the Effective Date of a reverse split, the Company will mail letters of transmittal to each holder of record of a stock certificate or certificates which represents issued shares of Common Stock outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of such certificate or certificates to the Company's transfer agent in exchange for the certificates representing the number of whole shares of new Common Stock into which the shares of Common Stock have been converted as a result of a reverse split. No payment will be made or new certificate issued to a stockholder until he has surrendered his outstanding certificates together with the letter of transmittal to the Company's transfer agent.

Stockholders Entitled to Vote and Vote Required.

      The affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting will be required to approve the proposed reverse split. Stockholders have no right under Delaware law or the Certificate of Incorporation to dissent from a reverse split In conformity with Article II, Section 11 of the Company's amended by-laws, the failure to appear in person or by proxy and vote on matters presented to the Meeting will be treated as a vote FOR all proposals unless the holders of least 10% of the Company's outstanding Common Stock appear in person or by proxy and vote AGAINST the proposal. Executed proxies that are marked "Abstain" and broker non-votes will be counted as votes against the proposal.

CAPSTON ASKS ALL STOCKHOLDERS TO APPROVE THE PROPOSED REVERSE SPLIT. THE PROXY ENCLOSED HEREWITH WILL BE VOTED IN FAVOR OF THE PROPOSED REVERSE SPLIT UNLESS THE STOCKHOLDER SPECIFICALLY VOTES AGAINST THE PROPOSAL OR EXPRESSLY ABSTAINS FROM VOTING. SINCE CAPSTON HAS PROPOSED THE PLAN AS AN INTEGRATED WHOLE, CAPSTON INTENDS TO ABANDON THE PLAN IN ITS ENTIRETY IF ALL ELEMENTS OF THE PLAN ARE NOT APPROVED BY THE STOCKHOLDERS.

ISSUANCE OF COMPENSATION SHARES

      As part of the Plan, Capston proposes to issue a total of 200,000 shares of Common Stock ("Compensation Shares") to individuals designated by Capston as compensation for services rendered in connection with the implementation of the Plan. The purpose of this proposed grant of Compensation Shares is to increase the personal stake of the Grantees in the Company since the Company's long-term business objectives will be dependent in large part upon their efforts, expertise and abilities.

      Subject to Stockholder approval, the Company intends file a Form S-8 Registration Statement to register the 200,000 Compensation Shares under the Securities Act. Thereafter, the Compensation Shares will be issued from time to time to individuals designated by Capston who have materially participated in the implementation of the Plan. Such shares will not, however, be issued to finders or for services rendered in a capital raising transaction. If Capston is successful in arranging a business combination for the Company, approximately forty percent (40%) of the net value derived by the Company's Stockholders will vest in Capston and its officers, directors and consultants and the remaining sixty percent (60%) will inure to the benefit of the existing Stockholders of the Company.

      A Grantee will recognize income for federal tax purposes at the time the Compensation Shares are issued. In general, the amount of ordinary income recognized by a Grantee will equal the fair market value of the Compensation Shares on the date of grant. Gain or loss (if any) from a disposition of Compensation Shares after the Grantee recognizes ordinary income will generally constitute short or long-term capital gain or loss. The Company will be entitled to a tax deduction at the time the Grantee recognizes ordinary income on the Compensation Shares.

Stockholders Entitled to Vote and Vote Required.

      The affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting will be required to approve the proposed issuance of 200,000 Compensation Shares to persons designated by Capston. In conformity with Article II, Section 11 of the Company's amended by-laws, the failure to appear in person or by proxy and vote on matters presented to the Meeting will be treated as a vote FOR all proposals unless the holders of least 10% of the Company's outstanding Common Stock appear in person or by proxy and vote AGAINST the proposal. Executed proxies that are marked "Abstain" and broker non-votes will be counted as votes against the proposal.

CAPSTON ASKS ALL STOCKHOLDERS TO APPROVE THE PROPOSED ISSUANCE OF 200,000 COMPENSATION SHARES. THE PROXY ENCLOSED HEREWITH WILL BE VOTED IN FAVOR OF THE PROPOSED ISSUANCE OF COMPENSATION SHARES UNLESS THE STOCKHOLDER SPECIFICALLY VOTES AGAINST THE PROPOSAL OR EXPRESSLY ABSTAINS FROM VOTING. SINCE CAPSTON HAS PROPOSED THE PLAN AS AN INTEGRATED WHOLE, CAPSTON INTENDS TO ABANDON THE PLAN IN ITS ENTIRETY IF ALL ELEMENTS OF THE PLAN ARE NOT APPROVED BY THE STOCKHOLDERS.

APPROVAL OF FINDER'S FEE FORMULA

      As is customary in the industry, the Plan contemplates the payment of finder's fees to unrelated third parties who introduce the Company to a suitable acquisition prospect. If any such fee is paid, it will be approved by the Company's Board of Directors and will be in accordance with the standards discussed below.

      Finder's fees are customarily between 1% and 5% of the total transaction value, based upon a sliding scale of the amount involved. The traditional "Lehman Formula" for calculating finder's fees is 5% of the first $1 million in transaction value, plus 4% of the second $1 million, plus 3% of the third $1 million, plus 2% of the fourth $1 million plus 1% of any transaction value in excess of $4 million. In Capston's opinion, however, the traditional Lehman Formula finder's fee minimizes the economic incentive of finder's who are involved in larger transactions.

      In Capston's opinion, the Company and its Stockholders will be better served by accepting a relatively small percentage interest in a relatively large transaction, as opposed to requiring a relatively large percentage interest in a relatively small transaction. The reasons for this belief are numerous. First, Capston believes that the ongoing costs and expenses associated with reporting under the Exchange Act can be a significant burden for a small company. Second, Capston believes that relatively large companies are more likely to thrive and prosper than smaller companies. Third, Capston believes that relatively large companies are better suited to shell transactions than small companies. Finally, Capston believes that a relatively large company will be required to satisfy the minimum entry standards for the NASDAQ Stock Market and the Regional and National Stock Exchanges. For example, the following table outlines the newly-adopted Entry Standards for companies that wish to have their securities listed in the NASDAQ Small Cap Market:

                             NASDAQ Small Cap Market

Net Tangible Assets (Total Asset less Total
  Liabilities and Goodwill)                                    $4,000,000, or
Market Capitalization                                         $50,000,000, or
Net Income (2 of last 3 years)                                       $750,000

Total Assets                                                              N/A
Total Equity                                                              N/A
Public Float (Shares)                                               1,000,000
Market Value of Float                                              $5,000,000
Bid Price                                                               $4.00
Market Makers                                                               3
Stockholders                                                              300
Operating History (years)                                                1 or
Market Capitalization                                             $50,000,000

Similarly, the following table outlines the newly-adopted Entry Standards for companies that wish to have their securities listed in the NASDAQ National Market System:

                          NASDAQ National Market System

Net Tangible Assets                   $6,000,000     $18,000,000    N/A
Market Capitalization                 N/A            N/A            $75,000,000
Total Assets                          N/A            N/A            $75,000,000
Total Revenue                         N/A            N/A            $75,000,000
Pre-tax Earnings (2 of last 3 years)  $1,000,000     N/A            N/A
Public Float (shares)                 1,100,000      1,100,000      1,100,000
Market Value of Float                 $8,000,000     $18,000,000    $20,000,000
Bid Price                             $5.00          $5.00          $5.00
Market Makers                         3              3              4
Stockholders                          400            400            400
Operating History (years)             N/A            2              N/A

      Since the size of the business operation acquired by the Company will, in large part, determine the market where the securities of the combined companies will qualify for listing, Capston intends to use all reasonable efforts to identify and negotiate with the largest possible business combination partners. In furtherance thereof, Capston intends to offer a "reversed stretched Lehman fee" to unrelated third party finders who introduce the Company to a suitable acquisition prospect. Under the reversed stretched Lehman formula proposed by Capston, the finder may receive 1% of the first $2 million in transaction value, 2% of the second $2 million in transaction value, 3% of the third $2 million in transaction value, 4% of the fourth $2 million in transaction value and 5% of any transaction value in excess of $8 million. Since the Company does not have sufficient financial resources to pay such a finder's fee in cash, it is anticipated that any finder's fees will be paid with shares of the Company's Common Stock which may be registered under the Securities Act prior to issuance. Notwithstanding the foregoing, no finder's fees will be paid to Capston or any of its officers, directors, employees, agents or affiliates without the prior consent of the Stockholders.

Stockholders Entitled to Vote and Vote Required.

      The affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting will be required to approve the proposed finder's fee formula. In conformity with
Article II, Section 11 of the Company's amended by-laws, the failure to appear in person or by proxy and vote on matters presented to the Meeting will be treated as a vote FOR all proposals unless the holders of least 10% of the Company's outstanding Common Stock appear in person or by proxy and vote AGAINST the proposal. Executed proxies that are marked "Abstain" and broker non-votes will be counted as votes against the proposal.

CAPSTON ASKS ALL STOCKHOLDERS TO APPROVE THE PROPOSED FINDER'S FEE FORMULA. THE PROXY ENCLOSED HEREWITH WILL BE VOTED IN FAVOR OF THE PROPOSED FINDER'S FEE FORMULA UNLESS THE STOCKHOLDER SPECIFICALLY VOTES AGAINST THE PROPOSAL OR EXPRESSLY ABSTAINS FROM VOTING. SINCE CAPSTON HAS PROPOSED THE PLAN AS AN INTEGRATED WHOLE, CAPSTON INTENDS TO ABANDON THE PLAN IN ITS ENTIRETY IF ALL ELEMENTS OF THE PLAN ARE NOT APPROVED BY THE STOCKHOLDERS.

APPROVAL OF NAME CHANGE AND BUSINESS COMBINATION FORMAT

     In general, a business combination may be structured in the form of a merger, consolidation, reorganization, joint venture, franchise, licensing agreement or purchase of the stock or assets of an existing business. Certain business combination transactions, such a statutory merger, are complex to negotiate and implement and require stockholder approval from both parties to the merger. On the other hand, the simplest form of business combination is commonly known as a reverse takeover. In a reverse takeover transaction, the stockholders of the privately-held company exchange their private company shares for newly issued stock of the public company. As a result of the transaction, the privately-held company becomes a wholly-owned subsidiary of the Public Company and due to the large number of public company shares that are customarily issued to stockholders of the privately-held company, those stockholders end up with a controlling interest in the public company and are then free to appoint their own slate of officers and directors.

      By using an existing public company, a privately-held concern that wants to establish a public market for its stock can start with an existing stockholder base. In addition, there are usually several brokers who will have an interest in the newly reorganized company because they have stock on their books.

      There are several potential problems that arise in connection with a reverse takeover. First, there may be large blocks of stock in the hands of individuals who are eager to sell at any price, thereby making it difficult to support the market during the period immediately after the reorganization.
Second, in addition to inheriting the stockholders and brokers associated with the public company, the stockholders of the private company will also inherit the business history of the public company. Accordingly, a thorough due diligence investigation of the public company and its principal stockholders is essential to ensure that there are no unreported liabilities or other legal problems.

      In general, reverse takeovers are viewed with some skepticism by both the financial community and the regulatory authorities until the reorganized company has been active for a sufficient period of time to demonstrate credible operating performance. Until this performance is demonstrated, it can be difficult to raise additional money for a company that went public through a reverse takeover transaction. Therefore, the reverse takeover strategy is most appropriate in cases where the purpose for establishing a public trading market is not related to a perceived short-term need for additional capital. If a privately-held company believes that substantial additional capital will be required within the next 6 to 12 months, a reverse takeover transaction may not be the best alternative.

     While the business combination transaction contemplated by the Plan may be structured as a merger or consolidation, Capston believes that the reverse takeover format will be most attractive to potential acquisition targets. Accordingly, Capston is seeking prior stockholder authorization for a reverse takeover transaction that will involve up to 4,500,000 shares of Common Stock. In the event that a proposed business combination will involve the issuance of less than 4,500,000 shares to the owners of the privately-held company, then Capston will be authorized to conclude the business combination without first seeking the approval of the Stockholders. If, on the other hand, the proposed business combination transaction will involve the issuance of more than 4,500,000 shares to the owners of the privately-held company, then Capston will seek prior stockholder approval of the proposed transaction, without regard to whether such stockholder approval might be required under Delaware law.

      In connection with a business combination transaction, it is almost certain that management of the acquisition target will require the Company to change its name to one selected by the Board of Directors or stockholders of the acquisition target. Since it is also almost certain that the stockholders of the acquisition target will possess sufficient voting power to cause the Company to change its name after the acquisition, Capston is seeking prior stockholder authorization for a change in the Company's name that is (i) a negotiated element of a business combination transaction of the type contemplated by the Plan, and (ii) communicated to all Stockholders of the Company as soon as possible following the consummation of the Plan.

Stockholders Entitled to Vote and Vote Required.

      Authorization of Stock Issuance. The affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting is required to authorize the issuance of up to 4,500,000 shares of Common Stock to unrelated third in connection with a business combination transaction of the type contemplated by the Plan. In conformity with Article II, Section 11 of the Company's amended by-laws, the failure to appear in person or by proxy and vote on matters presented to the Meeting will be treated as a vote FOR all proposals unless the holders of least 10% of the Company's outstanding Common Stock appear in person or by proxy and vote AGAINST the proposal. Executed proxies that are marked "Abstain" and broker non-votes will be counted as votes against the proposal.

      Authorization of Name Change. The affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting is required authorize an amendment to the Company's Certificate of Incorporation to effect a Change in the Company's name that is (i) a negotiated element of a business combination transaction of the type contemplated by the Plan, and (ii) communicated to all Stockholders of the Company as soon as possible following the consummation of the Plan. In conformity with Article II, Section 11 of the Company's amended by-laws, the failure to appear in person or by proxy and vote on matters presented to the Meeting will be treated as a vote FOR all proposals unless the holders of least 10% of the Company's outstanding Common Stock appear in person or by proxy and vote AGAINST the proposal. Executed proxies that are marked "Abstain" and broker non-votes will be counted as votes against the proposal.

CAPSTON ASKS ALL STOCKHOLDERS TO APPROVE EACH OF THE FOREGOING PROPOSALS. THE PROXY ENCLOSED HEREWITH WILL BE VOTED FOR EACH PROPOSAL UNLESS THE STOCKHOLDER SPECIFICALLY VOTES AGAINST ONE OR MORE PROPOSAL OR EXPRESSLY ABSTAINS FROM VOTING. SINCE CAPSTON HAS PROPOSED THE PLAN AS AN INTEGRATED WHOLE, CAPSTON INTENDS TO ABANDON THE PLAN IN ITS ENTIRETY IF ALL ELEMENTS OF THE PLAN ARE NOT APPROVED BY THE STOCKHOLDERS.

Increase in Authorized Capitalization.

       The authorized capitalization of the Company is presently fixed at 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. At March 31, 1988, the Company had 3,476,370 shares of Common Stock issued and outstanding. Thus, at March 31, 1988, there were approximately 16,523,630 authorized shares of Common Stock and 1,000,000 authorized shares of Preferred Stock that were both unissued and not reserved for future issuance.

      Since the Company's business plan contemplates the issuance of up to 4,500,000 shares of Common Stock to the current owners of an unidentified business or businesses, and Capston believes that the Company is likely to need substantial additional financing in the future, although the amount and timing of the Company's future financing requirements is not presently ascertainable, Capston believes that an increase in the authorized capitalization of the Company is desirable to facilitate the Company's future financing activities. Accordingly, Capston proposes to increase the authorized Preferred Stock of the Company from 1,000,000 shares to 5,000,000 shares, and increase the authorized Common Stock of the Company from 20,000,000 shares to 25,000,000 shares. Under this proposal, the relative rights and limitations of the holders of Preferred and Common Stock would remain unchanged.

      The proposed increase in the authorized capitalization of the Company has been recommended by Capston to assure that an adequate supply of authorized and unissued shares is available to finance the acquisition of suitable business opportunities and the future growth of the Company. In addition, the proposed new shares could also be used for general corporate purposes, such as future stock dividends or stock splits.

      The issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock. Until the Board determines the specific rights, preferences and limitations of any future series of Preferred Stock, the actual effect on the holders of Common Stock of the issuance of such shares cannot be ascertained. However, such effects might include restrictions on dividends on the Common Stock if dividends on the Preferred Stock are in arrears, dilution of the voting power of the holders of Common Stock to the extent that any series of Preferred Stock has voting rights, and reduction of amounts available on liquidation of the Company as a result of any liquidation preference granted to the holders of any series of Preferred Stock.

      There are no current plans or arrangements relating to the issuance of any additional shares of Common or Preferred Stock proposed to be authorized. In addition, the Company has no present intention to issue shares of Common or

Preferred Stock to any person in connection with any acquisition of assets, merger, business combination, exchange of securities or other similar transaction. The terms of any future offering of Common or Preferred Stock will be largely dependent on market conditions and other factors existing at the time of issuance and sale.

      If this proposal is approved by the stockholders, the Board will be authorized to issue additional Common and/or Preferred Stock, from time to time, within the limits authorized by the proposal without further stockholder action, except as may otherwise be provided by law or the Articles of Incorporation as to holders of Preferred Stock. Such additional shares may be issued for cash, property or services, or any combination thereof, and at such price as the Board deems reasonable under the circumstances. The increase in authorized shares of Common Stock and Preferred Stock has not been proposed for an anti-takeover-related purpose and the Board and management have no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of the Company's stock. Nevertheless, the issuance of additional shares by the Company may potentially have an anti-takeover effect by making it more difficult to obtain stockholder approval of various actions, such as a merger or removal of management.

Stockholders Entitled to Vote and Vote Required.

      Increase in Common Stock. The affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting will be required to approve the proposed increase in the Company's authorized Common Stock. In conformity with Article II, Section 11 of the Company's amended by-laws, the failure to appear in person or by proxy and vote on matters presented to the Meeting will be treated as a vote FOR all proposals unless the holders of least 10% of the Company's outstanding Common Stock appear in person or by proxy and vote AGAINST the proposal. Executed proxies that are marked "Abstain" and broker non-votes will be counted as votes against the proposal.

      Increase in Preferred Stock. The affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting will be required to approve the proposed increase in the Company's authorized Preferred Stock. In conformity with Article II, Section 11 of the Company's amended by-laws, the failure to appear in person or by proxy and vote on matters presented to the Meeting will be treated as a vote FOR all proposals unless the holders of least 10% of the Company's outstanding Common Stock appear in person or by proxy and vote AGAINST the proposal. Executed proxies that are marked "Abstain" and broker non-votes will be counted as votes against the proposal.

CAPSTON ASKS ALL STOCKHOLDERS TO APPROVE THE PROPOSED INCREASES IN THE COMPANY'S AUTHORIZED COMMON AND PREFERRED STOCK. THE PROXY ENCLOSED HEREWITH WILL BE VOTED IN FAVOR OF BOTH PROPOSALS UNLESS THE STOCKHOLDER SPECIFICALLY VOTES AGAINST THE PROPOSALS OR EXPRESSLY ABSTAINS FROM VOTING. SINCE CAPSTON HAS PROPOSED THE PLAN AS AN INTEGRATED WHOLE, CAPSTON INTENDS TO ABANDON THE PLAN IN ITS ENTIRETY IF ALL ELEMENTS OF THE PLAN ARE NOT APPROVED BY THE STOCKHOLDERS.

                             ADDITIONAL INFORMATION

      Additional materials enclosed herewith include copies of the Company's Annual Report on Form 10-K for the year ended March 31, 1996, as filed with the Securities and Exchange Commission on December 31, 1996 "Exhibit A" and the Company's Amended By-Laws "Exhibit B." The Form 10-K and By-Laws incorporated herein by this reference and all disclosures herein relating to the Company and its management, business and financial condition are qualified in their entirety by reference to the Form 10-k.

     This  solicitation  is being conducted by Capston Network Company on behalf of Webcor Electronics, Inc. The cost of soliciting proxies in the accompanying form will be advanced by Capston and reimbursed by the Company if, as and when a suitable business combination transaction is effected. The cost of solicitation including legal, accounting, printing, mailing and other miscellaneous expenses are estimated at $12,000. To date, Capston's out-of-pocket expenses have been approximately $5,000. There is no known opposition to the solicitation. In addition to solicitations by mail, Directors, officers and regular employees of Capston may solicit proxies by telephone, telegram, fax or personnel solicitation. Brokers, nominees, fiduciaries and other custodians will be instructed to forward soliciting material to the beneficial owners of shares held of record by them, and such custodians will be reimbursed for their expenses.

     The persons designated as proxies to vote shares at the Meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the Meeting. Capston does not expect that any matters other than those referred to in this proxy statement will be presented for action at the Meeting.

                      PROXY WEBCOR ELECTRONICS, INC. PROXY

             This Proxy is Solicited by Capston Network Co. for the Special Meeting of Stockholders to be Held on February 24, 1997

     The undersigned hereby appoints John L. Petersen and Lisa Duncan, and each of them, either one of whom may act without joinder of the other, each with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of common stock of WEBCOR ELECTRONICS, INC. which the undersigned is entitled to vote at a special meeting of Stockholders to be held at 10:00 a.m. on Tuesday, February 24, 1997, in the Cardita Room of the Sheraton at Sand Key 430 S. Gulfview Resort, 1160 Gulf Blvd., Clearwater Beach, Florida, and at any and all adjournments thereof:

      1. FOR the ratification of all actions of Capston Network Co. ("Capston") in (i) effecting a renewal, revival and restoration of the Company's Certificate of Incorporation; (ii) adopting amended by-laws to govern the business affairs of the Company, and (iii) filing the reports and other documents necessary to bring the Company current with respect to its reporting obligations under the Securities Exchange Act of 1934

                      [ ] FOR          [ ] AGAINST       [ ] ABSTAIN

      2. FOR the election of Sally A. Fonner to serve as the sole member of the Board of Directors until the 1998 annual Meeting of stockholders, or until her successor is elected and qualified

                      [ ] FOR          [ ] AGAINST       [ ] ABSTAIN

      3. PROPOSED AMENDMENTS TO ARTICLES OF INCORPORATION.

         (a) To effect a reverse split of all issued and outstanding shares of Common Stock in the ratio of one (1) share of new Common Stock for each 11.5879 shares presently outstanding so that immediately thereafter the Company will have a total of 300,000 shares issued and outstanding

                      [ ] FOR          [ ] AGAINST       [ ] ABSTAIN

         (b) To  increase  the  authorized   Common  Stock  of  the  Company  to
             25,000,000 shares.

                      [ ] FOR          [ ] AGAINST       [ ] ABSTAIN

         (c) To increase the authorized Preferred Stock of the Company to 5,000,000 shares.

                      [ ] FOR          [ ] AGAINST       [ ] ABSTAIN

      4. PROPOSED COMPENSATION SHARE ISSUANCE. To approve the issuance of 200,000 shares of Common Stock to persons designated by Capston as compensation for services rendered in connection with the implementation of the Plan.

                      [ ] FOR          [ ] AGAINST       [ ] ABSTAIN

      5. TO consider and vote upon a proposal which will give the Board of Directors authority to pay an in-kind Finder's Fee to unrelated third party finders. who introduce the Company to a suitable acquisition prospect.

                      [ ] FOR          [ ] AGAINST       [ ] ABSTAIN

      6. PROPOSED AUTHORIZATION OF STOCK ISSUANCE. To authorize the Board of Directors to (i) change the Company's name and (ii) issue up to 4,500,000 shares of Common Stock to unrelated third parties, all without prior stockholder approval, in connection with a business combination transaction of the type contemplated by the Plan.

                      [ ] FOR          [ ] AGAINST       [ ] ABSTAIN

      7. IN their discretion Upon such other matters which may properly come before the meeting and any adjournment thereof.

                      [ ] FOR          [ ] AGAINST       [ ] ABSTAIN

             THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
             MANNER DIRECTED HEREIN. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR THE DIRECTOR NOMINEE AND FOR ALL PROPOSALS.

      The undersigned hereby revokes any Proxy previously given in respect of the Annual Meeting.


Dated: _____________________, 1997

---------------------------------------
               Signature of

Stockholder(s)Note: Signature should agree with the
                    name on stock certificate as
                    printed thereon.
                    Executors, administrators
and
                    other fiduciaries should so indicate when signing.

   [ ] I Plan to personally attend the Special Meeting of the Stockholders

               PLEASE DATE, SIGN AND RETURN THIS PROXY TO CAPSTON
                      IN THE ENCLOSED ENVELOPE. THANK YOU.